UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3800 North 28th Way

Hollywood, FL 33020

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As of the close of business on January 20, 2017, there were 14,735,642,632 shares of Vapor Corp. (the “Company”) common stock issued and outstanding. The number of issued and outstanding shares of common stock has increased approximately 83% from the 8,072,711,294 shares of common stock outstanding on November 11, 2016, the date of filing of the Company’s Form 10-Q. This increase resulted almost entirely from the exercise of the Company’s Series A Warrants.

As disclosed previously, the Company closed a registered public offering of Units pursuant to a prospectus dated July 23, 2015. On January 25, 2016, the Units separated into an aggregate of 0.672 shares of Series A Convertible Preferred Stock, which were convertible into an aggregate of 27 shares of common stock, plus Series A Warrants to purchase 54 shares of common stock. Except in the event of a “cashless exercise” as described below, each Series A Warrant is exercisable into one share of common stock at an exercise price of $1,736,000 per share and expires on July 23, 2020. Figures referenced give effect to (1) the 1:70 reverse stock split effected on March 8, 2016 and (2) the 1:20,000 reverse stock split effected on June 1, 2016. Each of these reverse stock splits occurred after the issuance of the Units.

Each Series A Warrant may also be exercised on a cashless basis for its Black Scholes value, as defined in the warrant agreement. The number of shares of common stock the Company will issue in connection with the exercise of the Series A Warrants is primarily based on the closing bid price of the common stock two days prior to the date of the exercise.

From January 25, 2016 to the date of this report, 0.630 shares of Series A Convertible Preferred Stock have been converted and the Company has issued 26 shares of its common stock to settle these conversions. In addition, Series A Warrants to purchase 4 shares of common stock have been exercised through the cashless exercise provision in the Series A Warrant, resulting in the issuance of 15,619,771,347 shares of the Company’s common stock. In addition, Series A Warrants to purchase 15 shares of common stock were repurchased, which could have resulted in the issuance of approximately 229,042,585,000 shares of the Company’s common stock if such Series A Warrants had not been repurchased as of the date of this report.

As of the date of this report, there are an aggregate of 0.042 shares of Series A Convertible Preferred Stock which are convertible into 1 share of common stock, plus an aggregate of 34 Series A Warrants outstanding, which would be currently exercisable into an aggregate of approximately 631,552,264,000 shares of common stock, if all warrants were able to avail themselves of the Series A Warrant cashless exercise provision. In addition, the Company’s underwriter holds a five-year Series A Unit purchase option which, upon payment of the aggregate exercise price of $2,586,141, entitles the underwriter to an aggregate of 0.034 shares of Series A Convertible Preferred Stock, which were convertible into 1 share of common stock, plus Series A Warrants which would be currently exercisable into an aggregate of approximately 40,813,223,000 shares of common stock. The shares issuable upon the exercise of the Series A Warrants are calculated (1) using a Black Scholes Value of $1,518,807 per share and a closing stock bid price of $0.0001 per share and (2) assuming the Company delivers only common stock upon exercise of the Series A Warrants and not cash payments as permitted under the terms of the Series A Warrants.

As of the date of this report, the Company has 735,254,490,530 shares of common stock available for future issuances. In the future, if a sufficient number of shares of common stock were not available for issuance upon exercise of any Series A Warrants, the Company would be required to make cash payments to satisfy its obligations pursuant to the Series A Warrants.

Holders (the “Holders”) of approximately 90% of the Series A Warrants are subject to the Amended and Restated Standstill Agreements (the “Standstill Agreements). These Standstill Agreements permit the Holders to effect a “cashless” exercise of the Series A Warrants only on dates when the closing bid price used to determine the “net number” of shares to be issued upon exercise is at or above $0.0001 per share. Pursuant to the terms of the Standstill Agreements, the Holders agreed in certain circumstance to receive only common stock (and not cash) pursuant to such cashless exercise pursuant to Section 1(d) of their Series A Warrants. Those circumstances include if the Company is deemed not to meet the “Equity Conditions” of the Series A Warrants because of the failure of the Company common stock to be listed or quoted on an eligible national securities exchange.

The information in this Item 7.01 furnished herewith is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: January 24, 2017	By:	/s/ Jeffrey Holman
	Name:	Jeffrey Holman
	Title:	Chief Executive Officer